Exhibit 2(h)(i)

DISTRIBUTION AGREEMENT

between

THE PENNANT 504 FUND, PENNANT MANAGEMENT, INC.

and

SANDLER O’NEILL & PARTNERS, L.P.

Dated as of October 21, 2013

Sandler O’Neill & Partners, L.P.
1251 Avenue of the Americas
6th Floor
New York, New York 10020

Dear Sirs:

The Pennant 504 Fund, a Delaware statutory trust (the “Fund”), is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and is registering 50,000,000 of its shares of beneficial interest (“Shares”) under the Securities Act of 1933, as amended (the “1933 Act”), to be offered for sale in a public offering at $10.00 per share and in accordance with the terms and conditions set forth in the Prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”) included in the Fund’s Registration Statement(s) filed with the U.S. Securities and Exchange Commission (“SEC”) on Form N-2, as it may be amended from time to time (collectively, the “Registration Statement”).

In this connection, the Fund desires that your firm, Sandler O’Neill & Partners L.P. (referred to herein as “you” or the “Distributor”), act as distributor for the sale and distribution of Shares which have been registered as described above and of any additional Shares which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as the distributor of Shares, and it is accordingly agreed by and between us as follows:

1. Appointment of the Distributor. The Fund hereby appoints you as the sole distributor of Shares in connection with the aforesaid public offering of Shares, and the Fund further agrees from and after the date of this Agreement, that it will not, without your consent, sell or agree to sell any Shares otherwise than through you, except: (a) the Fund may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted by the Investment Company Act and the rules thereunder; (b) the Fund may issue Shares in connection with the reinvestment of distributions made by the Fund or of any other investment company if permitted by the then-current Prospectus or SAI; and (c) the Fund may issue Shares directly to certain investors, as agreed to by the Distributor, including, but not limited to, investors listed on Exhibit A to Appendix A attached hereto.  You shall not be prohibited from entering into like arrangements with other issuers.

2. Sale of Shares. You agree to serve as the distributor of Shares in accordance with the terms of this Agreement, and to offer Shares to investors as agent of the Fund either directly or through brokers, dealers and other financial institutions which enter into selling agreements with you (“Selling Agents”). In connection with the offering of Shares, you further agree that:

(a) You will use commercially reasonable best efforts to sell Shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations (including the Fund reaching a level of assets that, in the discretion of the Adviser, is desirable without additional investments in the Fund, under the circumstances), regulatory considerations (including satisfaction of applicable exchange listing requirements) or unusual circumstances of any kind, or when agreed to by mutual consent between you and the Fund, you will suspend your efforts (including as to any classes of investors or any specific jurisdictions or otherwise). The Fund may also suspend or terminate the offering of Shares (including as to any classes of investors or any specific jurisdictions or otherwise) at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific number or amount of Shares, that you are acting as an agent of the Fund and not as a principal, and that you are not obligated to buy any Shares for your own account. For all purposes herein provided, you shall be deemed to be an independent contractor.

(b) You will not make offers or sales of Shares except in the manner set forth in the Prospectus and/or SAI. You agree to use commercially reasonable best efforts to comply with any procedures that we reasonably establish in connection with the offer and sale of Shares and you agree not to make offers or sales of any Shares, and agree to require all brokers, dealers and other financial institutions that enter into selling agreements with you not to make any such offers or sales, except in compliance with any such procedures. In this regard, you agree that:

(i) Without the consent of the Fund or Pennant Management, Inc. (the “Adviser”), no sale of Shares to any one investor will be for less than the minimum amount as may be specified in the Prospectus or as the Fund may otherwise advise you.

(ii) No offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(iii) Sales of Shares will be made only to persons who meet eligibility requirements as may be imposed by the Fund and set forth in the Prospectus from time to time.

(c) You will furnish to prospective investors only such information concerning the Fund and the offering of Shares as may be consistent with the then-current Prospectus or any written supplements thereto, and such other materials as you have prepared and which comply with applicable laws and regulations and with applicable rules and interpretations of Financial Industry Regulatory Authority, Inc. (“FINRA”). For the avoidance of doubt, the Fund is not required to review or approve of any sales literature or other similar material prepared by you.  For purposes of the offering of Shares, the Fund will furnish to you copies of (i) the Prospectus (or before the effective date of the Fund’s registration statement under the 1933 Act, copies of the preliminary prospectus) and the Fund’s SAI (or before the effective date of the Fund’s registration statement under the 1933 Act, copies of the preliminary SAI) which you will furnish to prospective investors as required by applicable law and regulations, (ii) the form of request for purchase of Shares, if any, and (iii) such other documents as you may reasonably request for the purpose of carrying out your duties hereunder. Additional copies of these materials will be furnished in such numbers as you may reasonably request for purposes of the offering.

(d) The closing of the initial offering of Shares will occur on such date as we agree. Thereafter, Shares will be offered and made available for purchase on a monthly basis as described in the then-current Prospectus or on such other basis as may be determined by the Fund.

3. Compensation. As compensation for the services to be provided by the Distributor under this Agreement, you and Selling Agents will be entitled to receive compensation as set forth in Appendix A, attached hereto.

4. Purchase of Shares.

(a) As Distributor, you have the right, subject to the terms of this Agreement, to accept or reject orders for the purchase of Shares at your discretion. You acknowledge that the Fund also has the right to reject any orders for the purchase of Shares in its discretion. Any consideration that you may receive in connection with a rejected purchase order must be returned promptly.

(b) You agree promptly to issue, or to cause the duly appointed transfer agent of the Fund to issue as your agent, confirmations of all accepted purchase orders and to transmit promptly a copy of such confirmations to the Fund. The full subscription amounts payable to the Fund in connection with each order for the purchase of Shares by an investor will be transmitted by you or by the Selling Agent to the Fund’s escrow agent (for the avoidance of doubt, excluding any applicable sales charges), within the periods specified in the Prospectus.

5. 1933 Act Registration. The Fund agrees that it will undertake all reasonably necessary efforts to maintain the effectiveness of its Registration Statement under the 1933 Act (the “Registration Statement”). The Fund further agrees to prepare and to file any amendments to the Registration Statement or supplemental information to the Prospectus or SAI as may be necessary in order to comply with the 1933 Act.

6. Investment Company Act Registration. The Fund is registered under the Investment Company Act as a closed-end management investment company, and will undertake all reasonably necessary efforts to maintain such registration and to comply with the requirements of the Investment Company Act.

7. State Blue Sky Qualification. At your request, the Fund will take such steps as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States, the District of Columbia, the Commonwealth of Puerto Rico and any other United States territories, in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Fund will not be required to qualify Shares or to maintain the qualification of Shares in any jurisdiction where it deems such qualification disadvantageous to the Fund. In the event that the Fund determines that qualification of Shares to be disadvantageous, it will promptly provide notice of such determination to you.  You shall not be obligated to register, or maintain an existing registration, as a broker or dealer under the blue sky laws of any jurisdiction when you determine it would be uneconomical for you to do so, provided that you shall register, or maintain an existing registration, as a broker or dealer under the blue sky laws of any jurisdiction where such registration is required to offer and sell the Shares.

8. Duties of the Distributor. You agree that:

(a) You will furnish to the Fund any pertinent information required to be inserted with respect to you as the Distributor within the purview of all applicable laws and regulations in any reports or registrations required to be filed by the Fund with any governmental authority.

(b) You will not make any representations inconsistent in any material respect with the information contained in the then-current Prospectus, SAI, or Registration Statement.

(c) You will maintain such records as may be reasonably required for the Fund or its transfer agent to respond to shareholder requests or complaints, and to permit the Fund to maintain proper accounting records, and you will make such records available to the Fund and its investor servicing agent upon request.

(d) In performing your duties under this Agreement, you will comply with all requirements of the Prospectus and SAI and all applicable laws, rules and regulations (including the rules of FINRA) with respect to the offer, distribution, sale and purchase of Shares.

(e) You will assist the Fund, the Fund’s administrator and/or custodian in any repurchase offers conducted by the Fund in a manner that is customary for distributors of closed-end funds similar to the Fund.

(f) You will use the facilities, rules and procedures of the National Securities Clearing Corporation Fund Settlement, Entry and Registration Verification System (Fund/SERV System) for the payment for and delivery of Shares, or such other method or system mutually agreed upon in writing between us.

(g) You will have the right to enter into agreements with Selling Agents (substantially in the form pre-approved by the Fund’s Board of Trustees, including a majority of the Trustees who are not “interested persons” as defined by the Investment Company Act) deemed by you to be well positioned to (i) sell Shares and (ii) provide, or arrange for the provision of, services contemplated by this Agreement.  Shares sold to Selling Agents shall be for resale by such Selling Agents only.  Notwithstanding the foregoing, you may enter into a selling agreement that is materially different than the pre-approved form only so long as you receive the prior written consent of the Fund’s Board of Trustees, including a majority of the Trustees who are not “interested persons” as defined by the Investment Company Act and the rules thereunder.  Within the United States, you shall offer and sell Shares only to such Selling Agents as are members in good standing of FINRA.

(h) You will be responsible for any payments made to Selling Agents as reimbursement for their expenses associated with payments of sales commissions to financial consultants.  To the extent not reimbursed under Section 10 hereof, you will also bear the costs and expenses of preparing, printing and distributing any other literature used by you or furnished by you for use by you or the Selling Agents in connection with the offering of the shares for sale to the public and expenses of advertising incurred by you in connection with such offering.

9. Representations, Warranties, Covenants and Agreements of the Fund and the Adviser. Each of the Fund and the Adviser represents, warrants, covenants and agrees, as applicable, for your benefit and the benefit of any Selling Agent as follows:

(a) The Fund has been duly formed under the laws of the State of Delaware and has the power and authority to effect the offering of its Shares and conduct its business as described in the Registration Statement.  All necessary filings, consents and other actions necessary to qualify the offering of Shares in each applicable U.S. jurisdiction and to conduct the business of the Fund as described in the Registration Statement have been, or will timely be, made or taken.

(b) The Adviser has been duly formed under the laws of the State of Wisconsin and is duly registered as an investment adviser and in good standing with the SEC.

(c) The sale of Shares and the execution, delivery and performance of this Agreement and the Fund’s conduct of business as described in the Registration Statement will not result in the violation of any applicable law.

(d) The Fund will use the proceeds from the sale of Shares for the purposes set forth in the Registration Statement.

(e) Shares to be or which may be issued by the Fund have been duly authorized for issuance and sale and, when issued and delivered by the Fund, will conform in all material respects to all statements relating thereto contained in the Registration Statement.

(f) This Agreement has been duly authorized, executed and delivered by each of the Fund and the Adviser and, upon execution by the Distributor, will constitute a valid and binding agreement of each of the Fund and the Adviser.

(g)  The Registration Statement meets the requirements of Form N-2 and the Fund meets the requirements for use of Form N-2 under the 1933 Act and the Investment Company Act and the rules thereunder.  The Fund has filed, or will timely file, the Registration Statement with the SEC on Form N-2 with respect to the Shares of the Fund and the Fund is duly registered as a closed-end management investment company.  The Fund shall immediately notify the Distributor of the issuance or threat of any stop order suspending the effectiveness of the Registration Statement or any amendment thereto.

(h)  The Fund’s notification of registration on Form N-8A complies with the applicable requirements of the Investment Company Act and the rules and regulations thereunder.

(i)  The Registration Statement and any selling materials prepared by the Fund do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time after the commencement of the offering of Shares and prior to the termination of such offering, an event occurs that in the opinion of counsel to the Fund materially affects the Fund and that should be set forth in an amendment or supplement to the Registration Statement in order to make the statements in the Registration Statement not misleading, the Fund will notify the Distributor as promptly as practicable of the occurrence of such event and prepare and furnish to the Distributor copies of an amendment or supplement to the Registration Statement, in such reasonable quantities as it may request.  The Fund shall provide reasonable advance notice to the Distributor of any amendment to the Registration Statement or supplement to the Fund’s Prospectus or SAI.

(j)  There is not pending, or to the best of the knowledge of the Fund or the Adviser, threatened, any action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator to which the Fund or the Adviser is (or, to the best of their knowledge, is threatened to be) a party, of a character required to be described in the Registration Statement, or the Prospectus or SAI contained therein, which is not described as required.

(k)  Except as stated or contemplated in the Registration Statement, or the Prospectus or SAI contained therein, (i) the Fund has not incurred any liabilities or obligations, direct or contingent, or entered into any transactions, whether or not in the ordinary course of business, that are material to the Fund, (ii) there has not been any material adverse change, or, any development involving a prospective material adverse change, in the condition (financial or other) of the Fund, (iii) there has been no dividend or distribution paid or declared in respect of the Fund, and (iv) the Fund has not incurred any indebtedness for borrowed money.

(l)  There is not pending, or to the best of the knowledge of the Fund or the Adviser, threatened, any action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator to which the Fund or the Adviser is (or, to the best of their knowledge, is threatened to be) a party, of a character required to be described in the Registration Statement, or the Prospectus or SAI contained therein, which is not described as required.

(m)  The Fund will elect or has elected to be treated as a regulated investment company as defined in Section 851(a) of the Internal Revenue Code of 1986, as amended, for its first taxable year and will operate so as to qualify as such in its current and all subsequent tax years.

(n) The foregoing representations, covenants, warranties and agreements shall be true and correct as of the date hereof and for so long as the Agreement remains in effect.

10. Allocation of Costs. The Fund will pay the costs and expenses associated with the composition and printing of sufficient copies of its Prospectus and of the SAI as are reasonably required in connection with the distribution of Shares to investors and for periodic distribution to its shareholders and will pay the expense of registering Shares for sale under federal securities laws and for qualifying Shares under state blue sky laws pursuant to paragraph 7. The Fund will also pay the costs and expenses associated with any filings with FINRA and with the preparation and filing of any required registration statements under the Investment Company Act or 1933 Act. In the event that you incur any of the foregoing costs on behalf of the Fund, the Adviser shall reimburse you for such fees and expenses, regardless of whether the Fund is offered.  Further, the Adviser agrees to reimburse you, upon request, for your reasonable out-pocket-expenses incurred in connection with your engagement as distributor, regardless of whether the Fund is offered, including, without limitation, reasonable legal fees and expenses, marketing, syndication and travel expenses; provided, however, such legal expenses (including expenses related to legal advice with respect to blue sky matters) shall not exceed $100,000 in the aggregate and such out-of-pocket expenses other than legal expenses shall not exceed $10,000 without the Adviser’s prior approval.  You will bear your own expenses normally attributable to the offering and sale of Shares, other than those to be paid by the Fund.

11. Exculpation, Indemnification and Contribution.

(a) The Distributor will not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance by the Distributor of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Distributor or any of its officers, directors, managers, employees or agents (collectively, the “Affiliates”) in the performance of their duties under this Agreement, or from reckless disregard by the Distributor or its Affiliates of their obligations or duties under this Agreement. Notwithstanding anything in this Agreement to the contrary and except with regard to the Distributor’s gross negligence or willful misconduct, the Distributor’s cumulative liability to the Fund and any person or entity claiming through the Fund for all losses, claims, suits, controversies, breaches and damages of any nature whatsoever arising out of or relating to this Agreement, and regardless of the form of action or legal theory, shall not exceed an amount equal to the total amount of fees received by the Distributor for services provided under this Agreement during the one-year period immediately preceding the events or circumstances giving rise to such losses, claims, suits, controversies, breaches or damages. Notwithstanding anything in this Agreement to the contrary, the Distributor shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages occurring directly or indirectly by reason of circumstances beyond its reasonable control.

(b) The Fund will indemnify and hold harmless the Distributor against any losses, claims, damages or liabilities, joint or several, to which the Distributor may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, Registration Statement, Prospectus, SAI, investor report, application to qualify Shares under the securities laws of any state, or other information filed or made public by the Fund, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor for any legal or other expenses documented and reasonably incurred by the Distributor in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Fund shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, Registration Statement, Prospectus, SAI, investor report, application to qualify Shares under the securities laws of any state, or other information filed or made public by the Fund, or any such amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Fund by the Distributor expressly for use therein (provided that the Fund and the Distributor hereby acknowledge and agree that the only information that the Distributor has furnished to the Fund specifically for inclusion therein is [   ] (the “Distributor Information”).

(c) The Distributor will indemnify and hold harmless the Fund against any losses, claims, damages or liabilities to which the Fund may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, Registration Statement, Prospectus, SAI, investor report, application to qualify Shares under the securities laws of any state, or other information filed or made public by the Fund, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, Registration Statement, Prospectus, SAI, investor report, application to qualify Shares under the securities laws of any state, or other information filed or made public by the Fund, or any such amendment or supplement thereto, in reliance upon and in conformity with Distributor Information; and the Distributor will reimburse the Fund for any legal or other expenses documented and reasonably incurred by the Fund in connection with investigating or defending any such action or claim as such expenses are incurred.

(d)  Promptly after receipt by an indemnified party under subsection (b) or (c) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection, except to the extent the indemnifying party shall have been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure.

In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party which consent shall not be unreasonably withheld, be counsel to the indemnifying party); provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to its and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.  It is understood and agreed that the indemnifying party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be paid or reimbursed as they are incurred.

The indemnifying party under this Section 11 shall not be liable for any settlement of any proceedings effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 11(d), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request (other than those fees and expenses that are being contested in good faith) prior to the date of such settlement.

No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(e) If the indemnification provided for in this Section 11 is unavailable to or insufficient to hold harmless an indemnified party under subsection (b) or (c) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Fund on the one hand and the Distributor on the other from the offering of the Shares of the Fund.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (d) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Fund on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Fund on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Shares (before deducting expenses) received by the Fund bear to the total compensation received by you in selling Shares of the Fund under this Agreement, including any sales charges as set forth in the Prospectus.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund on the one hand or the Distributor on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Fund and the Distributor agree that it would not be just and equitable if contributions pursuant to this subsection (e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (e).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses documented and reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (e), the Distributor shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares sold by it and distributed to the public were offered to the public exceeds the amount of any damages which the Distributor has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) The obligations of the Fund under this Section 11 shall be in addition to any liability which the Fund may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Distributor within the meaning of the 1933 Act or who is an officer, director, partner, employee or affiliate of the Distributor; and the obligations of the Distributor under this Section 11 shall be in addition to any liability which the Distributor may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Fund within the meaning of the 1933 Act or who is an officer, director, employee or affiliate of the Fund.

12.  Absence of Fiduciary Relationship.  Each of the Fund and the Adviser acknowledges and agrees that:

(a)  The Distributor is acting solely as a distributor in connection with the public offering of the Shares and no fiduciary or advisory relationship between the Fund or the Adviser, on the one hand, and the Distributor, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not the Distributor has advised or is advising the Fund or the Adviser on other matters and the Distributor does not have any obligation to the Fund or the Adviser with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

(b)  It is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)  The Distributor (or its counsel) has not provided any legal, accounting, regulatory or tax advice to the Fund or the Adviser with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisers to the extent it has deemed appropriate;

(d) It is aware that the Distributor and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Fund and the Adviser, and that the Distributor does not have any obligation to disclose such interests and transactions to the Fund or the Adviser by virtue of any fiduciary or advisory relationship; and

(e)  It waives, to the fullest extent permitted by law, any claims it may have against the Distributor for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Distributor shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or on behalf of the Fund or the Adviser.

13. Duration. This Agreement will take effect on the date first set forth above, will continue in effect for a period of more than one year only so long as its continuance is specifically approved at least annually (i) by the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees who are not interested persons of the Fund cast in person at a meeting called for the purpose of voting on such approval.

14. Termination. This Agreement may be terminated (i) by the Distributor at any time without penalty upon sixty (60) days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor). If this Agreement is terminated before the sale of Shares to the public, the Distributor will be entitled to reimbursement of any out-of-pocket expenses that may be payable to the Distributor hereunder. Sections 10 and 11 will survive termination of this Agreement.

15. Amendment. Any amendment to this Agreement will be in writing and will be subject to the approval either by action of the Trustees of the Fund or by the affirmative vote of a majority of the outstanding shares of the Fund, and by a majority of the Trustees who are not “interested persons,” as defined by the Investment Company Act and the rules thereunder, of the Fund or the Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

16. Certain Definitions. For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the Shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding Shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding Shares of the Fund entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the Investment Company Act, subject, however, to rules thereunder and any applicable guidance or interpretation of the SEC or its staff; and the term “approve at least annually” will be construed in a manner consistent with the Investment Company Act and the rules thereunder and any applicable guidance or interpretation of the SEC or its staff.

17. Disclaimer of Trustee and Shareholder Liability. The Distributor understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding on any of the Trustees, officers or shareholders individually, but are binding only upon the trust property of the Trust.

18. Notices. All written notices given pursuant to this Agreement will be sent to a party at the address set forth herein (or such other address as may be specified by a party in a written notice to the other party) and are deemed given upon receipt.

19. Section Headings. The headings for each paragraph of this Agreement are for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

20. Governing Law. This Agreement is governed by and will be construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

21. Entire Agreement. This Agreement, including Appendix A (including Exhibit A thereto) hereto, sets forth the entire understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.

22. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile or PDF signatures of each of the parties.

23. Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster.  Either party desiring to rely on any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such case; and, when the cause ceases to exist, give prompt notice thereof to the other party.

24. Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rending invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intent of the parties, and this Agreement shall be enforceable as so modified.

25. Successors. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and, to the extent set forth herein, each of the officers, trustees and controlling persons referred to in Section 11 hereof, and no other person will have any right or obligation hereunder.

26. Assignment.  This Agreement may not be assigned and will automatically terminate in the event of its assignment.

If the foregoing is in accordance with your understanding, so indicate by signing in the space provided below.

PENNANT MANAGEMENT, INC.

By:	/s/ Mark A. Elste
Name:	Mark A. Elste
Title:	Chief Executive Officer

THE PENNANT 504 FUND

By:	/s/ Mark A. Elste
Name:	Mark A. Elste
Title:	President

Accepted:

SANDLER O’NEILL & PARTNERS, L.P.

By	Sandler O’Neill & Partners Corp., its sole general partner
By:	/s/ Robert A. Kleinert
Name:	Robert A. Kleinert
Title:	An officer

APPENDIX A

FEE SCHEDULE

In consideration of services relating to the distribution of Shares to investors by the Distributor (“Distribution Services”), the Distributor is entitled to receive any applicable sales charge assessed upon purchasers of Shares as follows.

•	All Fund investors will pay a front-end sales load fee equal to 2.0% of the aggregate purchase price of the Shares sold to such investor in during the offering period.

•
To the extent that the Fund sells any Shares to investors listed in Exhibit A to this Agreement, then (i) the Distributor hereby agrees to waive the entire 2.0% front-end sales load fee with respect to such investors, and (ii) the Adviser hereby agrees to pay the Distributor a revenue sharing fee equal to 1.0% of the aggregate purchase price of the Shares sold to such investors, payable  in an amount equal to 0.25% per annum of the aggregate purchase price of such Shares sold to such investors over a period of four (4) years, beginning after any amounts are invested in the Fund by such investors.

Additional investors may be added to Exhibit A by mutual agreement of the parties.

The Distributor, in any agreements with one or more Selling Agents, may designate the portion of the sales charge attributable to Shares placed by such Selling Agent that will be paid or allowed to such Selling Agent (which portion may be up to the entire sales charge attributable to such Shares), and the Distributor will pay or allow such designated portion of the sales charge to the Selling Agent.

The Fund may also make payments pursuant to any distribution and service plan from time to time in effect with respect to the Fund.

EXHIBIT A

[PENNANT INVESTOR LIST]